Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone 650-493-9300 Facsimile 650-493-6811

May 19, 2006

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, CA 93117

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on May 19, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,887,500 shares of your Common Stock, $0.001 par value per share (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase 637,500 shares of common stock. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares to be sold by you.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.